Exhibit 99.1

Joint Press Release	Press
by Siemens Mobility and Ondas Networks	New York, NY November XX, 2024

Siemens Mobility & Ondas Networks to Future-Proof Metra’s Legacy Communications Network

●	First 900 MHz wireless network upgrade by a major railroad
●	Siemens Mobility and Ondas Networks to support upgrade to a new wireless system
●	Next generation IP-based communication system will future-proof Chicago’s legacy network
●	Maximized network capacity for rail operators

Siemens Mobility will continue its efforts to future-proof legacy rail networks across the country, partnering with mission-critical wireless data network developer Ondas Networks on a new project. Together, the pair will upgrade Metra’s legacy 900 MHz communications network with Siemens Mobility’s Airlink wireless networking equipment.

As the primary transit operator serving passengers in the Chicago metropolitan area, Metra connects more than 100 communities across 242 rail stations.

“Chicago has one of the most complex railroad wireless environments in the country,” said Tobias Bauer, Head of Rail Infrastructure at Siemens Mobility North America. “Our Siemens Mobility Airlink wireless platform, which incorporates the new dot16 wireless standard adopted by the Association of American Railroads, will upgrade Chicago’s legacy communications network to provide reliable, secure wireless connectivity for mission critical operations. That means enhanced data capacity and flexibility for Chicago’s rail operators and more seamless travel for the city’s commuters.”

Siemens Mobility, Inc. One Pennsylvania Plaza Suite 1100 New York, NY 10119 USA	Ondas Networks 920 Stewart Drive Suite 100 Sunnyvale, CA 94085 USA

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Joint Press Release
by Siemens Mobility and Ondas Networks

“We are thrilled to work closely with Siemens Mobility and Metra in the 900 MHz network to upgrade and support reliable communications essential for train operations,” stated Eric Brock, Chairman and CEO of Ondas Networks. “Further, this is an important milestone, confirming that Ondas Networks and Siemens Mobility have established a comprehensive deployment plan for the new 900 MHz wireless network for North American railroads. From here, we look forward to working closely with additional customers across the railroad sector in North America to support a broader transition to a new 900 MHz network powered by standards-based dot16 wireless technology.”

Metra’s order follows extensive collaboration between Siemens Mobility and wireless technology partner Ondas Networks. The two worked closely with railroads nationwide to validate the reliability of the new IEEE 802.16t (“dot16”) technology and simplify the transition from legacy systems to a cutting-edge 900 MHz wireless communications network.

Designed for mission-critical private industrial networks, dot16 provides an upgrade path from legacy narrowband systems, delivering increased capacity, bandwidth, security, and flexibility for multiple advanced applications in a modern general purpose IP network.

As the first 900 MHz wireless network upgrade by a major railroad, Metra’s order will set the tone for the future of enhanced railroad connectivity and communications across the country. Perfect for a busy city like Chicago, Siemens Mobility’s Airlink wireless network technology is scalable, secure, and designed to operate seamlessly in challenging environments, including high-speed rail and dense urban transit systems.

Together, Metra, Siemens Mobility and Ondas Networks will transform the everyday for Chicago commuters, digitalizing the city’s rail systems with the next-generation of IP-based communication systems for the automated, smart railroad of the future.

Siemens Mobility, Inc. One Penn Plaza 11th Floor New York, NY 10119 USA	Ondas Networks 920 Stewart Drive Suite 100 Sunnyvale, CA 94085 USA

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Joint Press Release
by Siemens Mobility and Ondas Networks

Follow us at www.twitter.com/siemens_press

Olivia Coffey

Phone: (332) 213-7318;

E-mail: olivia.coffey@siemens.com

Ondas Networks

Preston Grimes

E-mail: preston.grimes@ondas.com

This press release and a press picture is available at <Link>

For further information about Siemens Mobility, please see: www.siemens.com/mobility

Siemens Mobility is a separately managed company of Siemens AG. As a leader in intelligent transport solutions for more than 175 years, Siemens Mobility is constantly innovating its portfolio. Its core areas include rolling stock, rail automation and electrification, a comprehensive software portfolio, turnkey systems as well as related services. With digital products and solutions, Siemens Mobility is enabling mobility operators worldwide to make infrastructure intelligent, increase value sustainably over the entire lifecycle, enhance passenger experience and guarantee availability. In fiscal year 2024, which ended on September 30, 2024, Siemens Mobility posted revenue of €11.4 billion and employed around 41,900 people worldwide. Further information is available at: www.siemens.com/mobility

Ondas Networks Inc. (“Ondas Networks”) is a developer of proprietary, software-based wireless broadband technology for large established and emerging commercial and government markets. Ondas Networks’ standards-based (802.16), multi-patented, software-defined radio FullMAX platform enables Mission-Critical IoT (MC-IoT) applications by overcoming the bandwidth limitations of today’s legacy private licensed wireless networks. Ondas Networks’ customer end markets include railroads, utilities, oil and gas, transportation, aviation (including drone operators) and government entities whose demands span a wide range of mission critical applications. Ondas Networks is a subsidiary of Ondas Holdings Inc. (Nasdaq: ONDS). For additional information on Ondas Holdings, visit www.ondas.com or follow Ondas Holdings on X formerly known as Twitter and LinkedIn. For additional information on Ondas Networks, visit www.ondasnetworks.com or follow Ondas Networks on X and LinkedIn.

Information on our websites and social media platforms is not incorporated by reference in this release or in any of our filings with the U.S. Securities and Exchange Commission.

Siemens Mobility, Inc. One Penn Plaza 11th Floor New York, NY 10119 USA	Ondas Networks 920 Stewart Drive Suite 100 Sunnyvale, CA 94085 USA

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